Exhibit 5.1

[Letterhead of Lakeland Financial Corporation]

November 4, 2009

Lakeland Financial Corporation

202 East Center Street

P.O. Box 1387

Warsaw, Indiana  46581-1387

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of Lakeland Financial Corporation, an Indiana corporation (the “Company”).  This opinion is being rendered in connection with the Company’s filing of a Registration Statement on Form S-1 (file number 333-162659) with the Securities and Exchange Commission (the “Commission”) on October 26, 2009, as amended on November 4, 2009 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”).  Once declared effective by the Commission, the Registration Statement will register the sale of 3,500,000 shares of the Company’s common stock, no par value per share, and not more than 525,000 additional shares of common stock (collectively, the “Securities”), all pursuant to an underwriting agreement to be entered into by and among the Company and the representative of the several underwriters to be named therein (the “Underwriting Agreement”).

I have made such legal and factual investigation as I deemed necessary for purposes of this opinion.  In my investigation, I have assumed the genuineness of all signatures, the proper execution of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies and the authenticity of the originals of such copies.  As to matters of fact, I have relied upon representations of certain other officers of the Company.

Based upon the foregoing, but assuming no responsibility for the accuracy or the completeness of the data supplied by the Company and subject to the qualifications, assumptions and limitations set forth herein, it is my opinion that the Securities have been duly authorized under the Company’s Amended and Restated Articles of Incorporation and, when issued and delivered against payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to matters of the laws of the State of Indiana and the United States federal law.  This opinion is rendered as of the date hereof and I assume no obligation to update or supplement such opinion to reflect any circumstances which may hereafter come to my attention with respect to such opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

I hereby consent to the reference to my name the Prospectus under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement.  My consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference I have not certified any part of the Registration Statement or Prospectus and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kristin L. Pruitt

Kristin L. Pruitt
Senior Vice President and General Counsel